Exhibit 99.1

CPS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 EARNINGS

•	Pretax income of $9.8 million for the fourth quarter and $61.1 million for 2023
•	Revenues of $92.0 million for the fourth quarter and $352.0 million for 2023
•	Net income of $45.3 million, or $1.80 per diluted share for 2023
•	New contract purchases of $1.358 billion for the full year 2023
•	Largest managed portfolio balance in company history, $3.2 billion

LAS VEGAS, NV, March 15, 2024 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $7.2 million, or $0.29 per diluted share, for its fourth quarter ended December 31, 2023. This compares to a net income of $14.1 million, or $0.59 per diluted share, in the fourth quarter of 2022.

Revenues for the fourth quarter of 2023 were $92.0 million, an increase of $9 million, or 10.8%, compared to $83.0 million for the fourth quarter of 2022. Total operating expenses for the fourth quarter of 2023 were $82.1 million compared to $64.7 million for the 2022 period. Pretax income for the fourth quarter of 2023 was $9.8 million compared to pretax income of $18.3 million in the fourth quarter of 2022.

For the twelve months ended December 31, 2023 total revenues were $352.0 million compared to $329.7 million for the twelve months ended December 31, 2022, an increase of approximately $22.3 million, or 6.8%. Total expenses for the twelve months ended December 31, 2023 were $290.9 million, compared to $213.5 million for the twelve months ended December 31, 2022. Pretax income for the twelve months ended December 31, 2023 was $61.1 million, compared to $116.2 million for the twelve months ended December 31, 2022. Net income for the twelve months ended December 31, 2023 was $45.3 million, or $1.80 per diluted share. This compares to net income of $86.0 million, or $3.23 per diluted share for the twelve months ended December 31, 2022.

During the fourth quarter of 2023, CPS purchased $301.8 million of new contracts compared to $322.4 million during the third quarter of 2023 and $428.1 million during the fourth quarter of 2022. The Company's receivables totaled $2.970 billion as of December 31, 2023, an increase from $2.943 billion as of September 30, 2023 and an increase from $2.795 billion as of December 31, 2022. Including receivables we service for third parties, our total managed portfolio increased from $3.001 billion at December 31, 2022 to $3.195 billion at December 31, 2023.

Annualized net charge-offs for the fourth quarter of 2023 were 7.74% of the average portfolio as compared to 5.83% for the fourth quarter of 2022. Delinquencies greater than 30 days (including repossession inventory) were 14.55% of the total portfolio as of December 31, 2023, as compared to 12.68% as of December 31, 2022.

“We reported solid results for the fourth quarter and for the full year 2023” said Charles E. Bradley Jr., Chief Executive Officer. “Strong loan originations led to continued revenue growth and brought our managed portfolio to new record high levels.”

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Conference Call

CPS announced that it will hold a conference call on Monday, March 18, 2024 at 1:00 p.m. ET to discuss its fourth quarter 2023 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register.vevent.com/register/BI280eff9814e7495fb11dd11c31078155. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues:
Interest income	$83,260	$79,690	$329,219	$305,237
Mark to finance receivables measured at fair value	6,000	–	12,000	15,283
Other income	2,718	3,330	10,795	9,189
	91,978	83,020	352,014	329,709
Expenses:
Employee costs	23,157	20,868	88,148	84,282
General and administrative	13,777	11,699	50,001	37,618
Interest	40,277	28,870	146,631	87,524
Provision for credit losses	(1,600)	(4,700)	(22,300)	(28,100)
Other expenses	6,523	7,978	28,437	32,192
	82,134	64,715	290,917	213,516
Income before income taxes	9,844	18,305	61,097	116,193
Income tax expense	2,657	4,170	15,754	30,210
Net income	$7,187	$14,135	$45,343	$85,983

Earnings per share:
Basic	$0.34	$0.69	$2.17	$4.10
Diluted	$0.29	$0.59	$1.80	$3.23

Number of shares used in computing earnings per share:
Basic	21,136	20,341	20,896	20,958
Diluted	24,879	23,828	25,218	26,589

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2023	2022
Assets:
Cash and cash equivalents	$6,174	$13,490
Restricted cash and equivalents	119,257	149,299
Finance receivables measured at fair value	2,722,662	2,476,617

Finance receivables	27,553	92,304
Allowance for finance credit losses	(2,869)	(21,753)
Finance receivables, net	24,684	70,551

Deferred tax assets, net	3,736	10,177
Other assets	27,233	32,634
	$2,903,746	$2,752,768

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$62,544	$55,421
Warehouse lines of credit	234,025	285,328
Residual interest financing	49,875	49,623
Securitization trust debt	2,265,446	2,108,744
Subordinated renewable notes	17,188	25,263
	2,629,078	2,524,379

Shareholders' equity	274,668	228,389
	$2,903,746	$2,752,768

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022

Contracts purchased	$301.80	$428.08	$1,357.75	$1,854.39
Contracts securitized	306.70	337.38	1,352.11	1,537.38

Total portfolio balance (1)	$2,970.07	$2,795.38	$2,970.07	$2,795.38
Average portfolio balance (1)	2,958.95	2,764.80	2,913.57	2,539.11

Delinquencies (1)
31+ Days	12.29%	11.20%
Repossession Inventory	2.26%	1.48%
Total Delinquencies and Repo. Inventory	14.55%	12.68%

Annualized Net Charge-offs as % of Average Portfolio (1)	7.74%	5.83%	6.53%	4.53%

Recovery rates (1), (2)	34.3%	43.6%	39.2%	52.3%

	For the				For the
	Three months ended				Twelve months ended
	December 31,				December 31,
	2023		2022		2023		2022
	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)
Interest income	$83.26	11.3%	$79.69	11.5%	$329.22	11.3%	$305.24	12.0%
Mark to finance receivables measured at fair value	6.00	0.8%	–	0.0%	12.00	0.4%	15.28	0.6%
Other income	2.72	0.4%	3.33	0.5%	10.80	0.4%	9.19	0.4%
Interest expense	(40.28)	-5.4%	(28.87)	-4.2%	(146.63)	-5.0%	(87.52)	-3.4%
Net interest margin	51.70	7.0%	54.15	7.8%	205.38	7.0%	242.19	9.5%
Provision for credit losses	1.60	0.2%	4.70	0.7%	22.30	0.8%	28.10	1.1%
Risk adjusted margin	53.30	7.2%	58.85	8.5%	227.68	7.8%	270.29	10.6%
Core operating expenses	(43.46)	-5.9%	(40.55)	-5.9%	(166.59)	-5.7%	(154.09)	-6.1%
Pre-tax income	$9.84	1.3%	$18.30	2.6%	$61.10	2.1%	$116.19	4.6%

(1)	Excludes third party portfolios.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

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